UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 11, 2014

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 2300

Houston, Texas 77002

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 328-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Chief Financial Officer

On August 12, 2014, the Company issued a press release announcing the resignation and retirement of Paul F. Boling, Chief Financial Officer, Vice President, Secretary and Treasurer of Carrizo Oil & Gas, Inc. (the “Company”) effective as of August 11, 2014 (the “Retirement Date”). To ensure an orderly transition of his responsibilities, Mr. Boling will provide consulting services to the Company under the terms of a retirement and consulting agreement entered into with the Company on August 11, 2014 (the “Retirement and Consulting Agreement”), described in more detail below. In connection with Mr. Boling’s resignation, David L. Pitts, the Company’s current Vice President and Chief Accounting Officer, became the Company’s new Chief Financial Officer and Treasurer in addition to his current positions.

Retirement and Consulting Agreement with Mr. Boling

On August 11, 2014, we entered into the Retirement and Consulting Agreement with Mr. Boling, effective as of August 11, 2014. Pursuant to the Retirement and Consulting Agreement, Mr. Boling has resigned his position as Chief Financial Officer, Vice President, Secretary and Treasurer effective as of such date and will thereafter provide consulting services to the Company for a mutually agreed period (“consulting term”). During the consulting term, the Company will pay Mr. Boling a monthly consulting fee of $30,833.33 per month equivalent to his current monthly base salary. Following the end of the consulting term, the Retirement and Consulting Agreement provides that the confidentiality obligations, non-compete and non-solicit provisions of the Employment Agreement with Mr. Boling dated June 5, 2009 (“Employment Agreement”) will remain in effect for their stated duration.

Pursuant to the Retirement and Consulting Agreement, in consideration for Mr. Boling’s compliance with such restrictive covenants, his services through the Retirement Date and consulting term, satisfaction of his obligations under the Employment Agreement and Mr. Boling’s execution of the Retirement and Consulting Agreement and a waiver and release, the Company will pay or provide to Mr. Boling the following:

•	Within 10 days of the date the waiver and release becomes irrevocable, a lump-sum cash bonus of 90% of Mr. Boling’s prior annual base salary pro-rated based on the number of days Mr. Boling was employed by the Company in 2014.

•	Upon return of the executed waiver and release, the Stock Appreciation Rights previously granted to Mr. Boling will become fully exercisable. On the first business day thereafter the Stock Appreciation Rights will be deemed exercised, and on the next following business day they will be settled in cash.

•	Upon return of the executed waiver and release, the Restricted Stock Units previously granted to Mr. Boling (other than one half of those Restricted Stock Units granted on March 12, 2014) will become fully vested, and on the second business day thereafter will be settled in common stock. On February 27, 2015, the other half of the Restricted Stock Units granted to Mr. Boling on March 12, 2014 will become fully vested and will be settled in common stock.

•	The performance shares previously awarded to Mr. Boling will be amended such that they vest in accordance with the performance vesting schedule in an amount equal to the number of shares that would have vested based on actual achievement of the performance conditions specified therein as if Mr. Boling had not retired and will be settled in accordance with the terms of the applicable award agreement.

•	Upon a “Change of Control” under the Employment Agreement within 12 months after the Retirement Date or which occurs pursuant to a definitive agreement executed within 12 after the Retirement Date, a lump-sum cash payment of $536,500, as well as gross-up payments for any related excise tax that may be imposed as a result of a Change of Control.

•	Reimbursement for reasonable and documented business expenses prior to the Retirement Date.

•	Extended health, vision and dental under the Company’s group health plan for 18 months after the Retirement Date with Mr. Boling paying the same amount for such benefits as a similarly situated active employee.

Appointment of New Chief Financial Officer and Treasurer

On August 12, 2014, the Company announced the appointment of David L. Pitts, (47), to the position of Chief Financial Officer, Vice President, and Treasurer to fill the vacancy left by Mr. Boling’s retirement. Mr. Pitts also retains his current position as Chief Accounting Officer. Mr. Pitts assumed his position effective August 11, 2014. Mr. Pitts has served as Vice President and Chief Accounting Officer of the Company since January 2010. Prior to that time, he served as an audit partner with Ernst & Young. Prior to his employment at Ernst &Young from 2002 to 2009, Mr. Pitts was a senior manager with Arthur Andersen. Mr. Pitts is a CPA and holds a B.S. in Accounting and Business from Southwest Baptist University.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated August 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2014

CARRIZO OIL & GAS, INC.

By:	/s/ Gerald A. Morton
	Name:	Gerald A. Morton
	Title:	General Counsel and Vice President — Business Development

EXHIBIT INDEX

99.1	Press Release dated August 12, 2014.